NEWS BULLETIN	RE:	Virtual Health Technologies, Inc.
325 West Main St. Suite 240
Lexington, KY 40507

From: Virtual Health Technologies, Inc.

For Further Information:

Shareholder Relations – Communications 859‐514‐6982

FOR IMMEDIATE RELEASE

VHGI Announces Letter of Intent to Acquire 2,628 Acres and Related Mining Claims and Equipment in Alaska which include Significant Potential Gold Reserves

LEXINGTON, Ky., February 8, 2010 – VirtualHealth Technologies, Inc. (OTCBB: VHGI) announced today that its subsidiary, VHGI Gold, LLC, has entered into a letter of intent to purchase certain acreage, mining claims and equipment pertaining to the Ganes Creek Mine in Alaska from C.W. Properties, LLC and Clark‐Wiltz Mining Partnership. The potential gold reserves are estimated at over 500,000 ounces, although such amount has not been verified nor has VHGI undertaken an analysis of the feasibility of mining such reserves, both of which will be analyzed in detail prior to the closing. According to Jim Renfro, VHGI President “We are excited to have this opportunity to work with the experienced group of C.W. Properties. This is a significant step for us to confirm our direction and our efforts to focus in the gold industry. “ Renfro continues, “We feel that with the increased spending of our Federal Government that gold is going to be an asset that will only increase in value and by possessing these assets VHGI will help to increase its shareholder value.”

The purchase price for this transaction is $16,000,000, which will be payable in two tranches of $8,000,000 each, with the first tranche being due and payable no later than June 1, 2010. VHGI is in discussion with two financial partners to provide funding for such transaction. Closing of the transaction is contingent on a number of things, including without limitation, satisfactory completion of due diligence by VHGI Gold, obtaining financing for the transaction, and the negotiation and execution of a definitive purchase agreement in form and substance mutually agreeable to VHGI Gold and the sellers. There can be no assurance that such transaction will be consummated or the final terms of such transaction.

For VHGI Shareholder Information please call 859‐514‐6982.

About VHGI and VHGI Gold

VHGI is a diverse company with assets and interests focusing on opportunities within the Healthcare Technology Industry and Precious Metals Markets. VHGI Gold, a wholly owned subsidiary of VHGI has recently initiated steps to leverage the company's operating history and corporate resources within the Gold Mining Industry and intends to pursue these opportunities through Lease‐Purchase opportunities, Acquisitions and Joint Ventures. Investors are invited to obtain information concerning our operations at http://www.virtualhealthtechnologies.com or http://www.vhgigold.com or by calling shareholder relations at 859‐514‐6982.

Safe Harbor Statement: The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development and any other statements not constituting historical facts are "forward‐looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward‐looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.